Exhibit (g)(1)

AMENDMENT #1 TO CASH TRADE EXECUTION RIDER TO DOMESTIC CUSTODY

AGREEMENT

AMENDMENT #1 (the “Amendment”) dated as of August 31, 2006 between JPMORGAN CHASE BANK, N.A. (the “Bank”) and PROSHARES TRUST (the “Customer”).

WITNESSETH

WHEREAS, the Bank and the Customer have entered into Rider to Domestic Custody Agreement Cash Trade Execution Product dated as of May 25, 2006 (the “Agreement”), and

WHEREAS, the Bank and the Customer wish lo amend the Agreement and to have the Agreement, as amended herein, govern the rights and obligations of the Bank and the Customer with respect to each and every Transaction which is (a) outstanding on the date hereof, and (b) entered into on or after the date hereof,

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Bank and the Customer hereby acknowledge and agree as follows:

1. Certain Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2. Amendments,

(a) Schedule A of the Agreement is hereby amended by replacing it in its entirety with Schedule A annexed hereto.

(b) Schedule B of the Agreement is hereby amended by replacing it in its entirety with Schedule B annexed hereto.

3. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4. Each of the parties hereby represents and warrants that:

(a) the representations and warranties contained in the Agreement are true on and as of the date hereof as if made by the party on and as of said date, and

(b) the execution, delivery and performance of this Amendment are within the party’s corporate power and have been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6. This Amendment shall be construed in accordance with and be governed by the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written

JPMORGAN CHASE BANK, N.A.		PROSHARES TRUST

	/s/ Ellen Crane		/s/ Louis Mayberg
Name:	Ellen Crane	Name:	Louis Mayberg
Title:	President		President

Schedule A (United States Contract) (1)

Currencies and Instruments Used for Cash Trade Execution

Currency	Minimum Balance	EST Cash Sweep Time (Subject to change on notice by the Bank or the Customer)
US Dollar	NONE	3:00 PM Same Day

Cash Instruments:	Maximum Maturity
Cash Instrument Repurchase Agreements* (2)	60 days

*	Standing instructions shall be for use of overnight maturity. Longer maturities will be used only upon

Effective Date:

Initials (Required only for revisions adding types of eligible Cash Instruments)

Customer (3):

The Bank:

(1)	Subject to change on notice by the Bank, except that the Customer must consent to the addition of any eligible Cash Instrument.
(2)	Repurchase agreements will be secured by collateral that is deemed acceptable to the Bank and Customer*. The value of the instruments collateralizing the repurchase agreement shall be at least equal to the resale price multiplied by at least 102%, measured at the time into which the repurchase agreement is entered. The Bank will provide the details of collateral information upon request by the Customer.
(3)	Customer’s initials required only for initial version of this Schedule A and additions of eligible Cash Instruments.

*	Bills, bonds or notes issued or guaranteed by the United States Treasury, or other securities guaranteed as to principal and interest by the Government of the United States, its agencies, or instrumentalities, with a period to maturity not greater than thirty (30) years.

Schedule B (United States Contract) (4)

Counterparty List

Amended as of August 31, 2006

a) Repurchase Agreement Counterparties (5)

ABN Amro Inc.

Banc of America Securities LLC

J. P. Morgan Securities Inc.

Societe Generale (NY Branch)

BNP Paribas Securities Corp

HSBC Securities (USA) Inc

FIMAT USA Inc

Barclays Capital Inc

Countrywide Securities Corp

ING Financial Markets LLC

TD Securities (USA) Inc

Pershing LLC

Bank of America, N.A

Lehman Brothers, Inc.

Deutsche Bank Securities Inc.

UBS Securities LLC

(4)	This Counterparty List may be changed only by the consent of ProShares Trust and JPMorgan Chase Bank, N.A.
(5)	Securities purchased under repurchase agreements may be held with other custodial banks under tri-party arrangements.

JPMORGAN CHASE BANK, N.A.	PROSHARES TRUST

/s/ Ellen Crane	/s/ Louis Mayberg
Name/Title: Ellen Crane, Vice President	Name/Title: Louis Mayberg, President